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                       UNITED STATES                          OMB APPROVAL
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549           OMB Number:   3235-0101
                                                      Expires: August 31, 2003
                          FORM 144                    Estimated average burden
                                                      hours per response.....2.0

         NOTICE OF PROPOSED SALE OF SECURITIES              SEC USE ONLY
PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933     DOCUMENT SEQUENCE NO.

ATTENTION:  Transmit for filing 3 copies of this form     CUSIP NUMBER
            concurrently with either placing an order
            with a broker to execute sale or executing    WORK LOCATION
            a sale directly with a market maker.
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
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||1(a) NAME OF ISSUER (Please type or print)     |(b)IRS IDENT. NO.       |(c) S.E.C. FILE NO.        |
|                                                |                        |                           |
|      NESCO INDUSTRIES, INC.                    |   13-3709558           |    000-28307              |
|                                                |                        |                           |
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|(d) ADDRESS OF ISSUER               STREET                   CITY                STATE      ZIP CODE | (e) TELEPHONE NO.          |
|                                                                                                     |----------------------------
|                                                                                                     | Area Code|   Number        |
|    22-09 Queens Plaza North                            Long Island City           NY         11101  |   718    | 752-2400        |
|------------------------------------------|----------------------------------------------------------------------------------------
|2(a) NAME OF PERSON FOR WHOSE ACCOUNT THE |(b) SOCIAL SECURITY  NO. |(c) RELATIONSHIP |(d) ADDRESS STREET    CITY   STATE ZIP CODE|
|     SECURITIES ARE TO BE SOLD            |    OR IRS IDENT. NO.    |    TO ISSUER    |                                           |
|                                          |                         |   Affiliate of  |                                           |
|                                          |                         |     Vice Pres.  |                                           |
|    LPS Consultants, Inc.                 |  11-3293730             |    and CFO(1)   | 22-09 Queens Plaza North LIC, NY   11101  |
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INSTRUCTION: The person filing this notice should contact the issuer to obtain the IRS, Identification Number and the S.E.C.
             File Number.
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|3(a)             |(b)                             |SEC USE ONLY|(c)           |(d)          |(e)         |(f)         |(g)        |
|    Title of the |   Name and Address of Each     |------------| Number of    |  Aggregate  | Number of  | Approximate|Name of    |
|    Class of     |   Broker Through Whom the      | Broker-    | Shares or    |   Market    | Shares or  |  Date of   |Each       |
|    Securities   |   Securities are to be Offered | Dealer File| Other Units  |    Value    | Other Units|   Sale     |Securities |
|    To Be Sold   |   or Each Market Maker who is  | Number     | To Be Sold   |             | Outstanding|(See instr. |Exchange   |
|                 |   Acquiring the Securities     |            |(See instr.   | (See instr. | (See instr.|   3(f))    |See instr. |
|                 |                                |            |  3(c))       |    3(d))    |   3(e))    |(MO. DAY YR.)  3(g))    |
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|                 | Investec Ernst & Co.           |            |              |             |            |            |           |
| COMMON STOCK    | 405 Lexington Avenue           |            |    65,000    |    $16,250  | 6,769,963  |  7/29/02   |  OTC/BB   |
|                 | New York, NY 10174             |            |              |             |            |            |           |
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|                 |                                |            |              |             |            |            |           |
|                 |                                |            |              |             |            |            |           |
|                 |                                |            |              |             |            |            |           |
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|                 |                                |            |              |             |            |            |           |
|                 |                                |            |              |             |            |            |           |
|                 |                                |            |              |             |            |            |           |
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INSTRUCTIONS:
(a) Name of Issuer                                                3. (a) Title of the class of securities to be sold
(b) Issuer's I.R.S. Identification Number                            (b) Name and address of each broker through whom the securities
(c) Issuer's S.E.C. file number, if any                                  are intended to be sold
(d) Issuer's address, including zip code                             (c) Number of shares or other units to be sold (if debt
(e) Issuer's telephone number, including area code                       securities, give the aggregate face amount)
                                                                     (d) Aggregate market value of the securities to be sold as of a
(a) Name of person for whose account the securities are to be sold       specified date within 10 days prior to the filing of this
(b) Such person's Social Security or I.R.S. identification number        notice.
(c) Such person's relationship to the issuer (e.g., officer,         (e) Number of shares or other units of the class outstanding,
    director, 10% stockholder, or member of immediate family of          of if debt securities the face amount thereof outstanding,
    any of the foregoing)                                                as shown by the most recent report or statement published
                                                                         by the issuer
                                                                     (f) Appropriate date on which the securities are to be sold
                                                                     (g) Name of each securities exchange, if any, on which the securities are intended to be sold
(1) LPS Consultants, Inc. is controlled by Lawrence S. Polan,
    Vice President, director and 10% beneficial owner of the issuer.
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                       TABLE I  - SECURITIES TO BE SOLD
   Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:
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
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|Title of  |Date you |                               | Name of Person from Whom Acquired |     Amount of      |Date of |Nature   |
|the Class |Acquired |    Nature of Acquisition      | [If ???, also give ???? when      |Securities Acquired |Payment |of       |
|          |         |       Transaction             |           acquired                |                    |        |Payment  |
|----------|---------|-------------------------------|-----------------------------------|--------------------|--------|---------|
|          |         |                               |                                   |                    |        |Exchange |
| COMMON   | 03/12/98|   Consideration for Stock     |       Issuer                      |      100,000       |03/12/98|of Stock |
| STOCK    |         |   Owned in Previous Company   |                                   |                    |        |         |
|          |         |                               |                                   |                    |        |         |
|          |         |                               |                                   |                    |        |         |
|          |         |                               |                                   |                    |        |         |
|          |         |                               |                                   |                    |        |         |
|          |         |                               |                                   |                    |        |         |
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INSTRUCTIONS: 1. If the Securities were purchased and full payment therefor was   2. If within two years after the acquisition of
                 not made in cash at the time of purchase, explain in the table      the securities the person for whose account
                 or in a note thereto the nature of the consideration given. If      they are to be sold had any short positions,
                 the consideration consisted of any note or other obligation, or     put or other option to dispose of securities
                 if payment was made in installments describe the arrangement        referred to in paragraph (d)(3) of Rule 144,
                 and state when the note or other obligation was discharged in       furnish full information with respect thereto.
                 full or the last installment paid.

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               TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS
Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.

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|                                                        |                                 |             |    Amount of   |Gross   |
|             Name and Address of Seller                 |      Title of Securities Sold   | Date of Sale| Securities Sold|Proceeds|
|----------------------------------------------------------------------------------------------------------------------------------|
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
|                                                        |                                 |             |                |        |
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REMARKS:




INSTRUCTIONS:                                                                     ATTENTION:
See the definition of "person" in paragraph (?) of Rule 144. Information is to    The person for whose account the securities to
be given not only as to the person for whose account the securities are to be     which this notice relates are to be sold hereby
sold but also as to all other persons included in that definition. In addition,   represents by signing this notice that he does
information shall be given as to sales by all persons whose sales are required    not know any material adverse information in
by paragraph (e) of Rule 144 to be aggregated with sales for the account of the   regard to the current and prospective operations
person filing this notice.                                                        of the Issuer of the securities to be sold which
                                                                                  has not been publicly disclosed.

                                   7/26/02                                              /s/ Lawrence S. Polan
                        ---------------------------                                     ----------------------------
                               DATE OF NOTICE                                           Lawrence S. Polan, President


 The notice shall be signed by the person for whose account the securities are to be sold. At lease one copy of the notice shall be manually signed. Any copies not manually signed shall bear typed or printed signatures.


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       ATTENTION: Intentional misstatements or omission of facts constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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                                                                                                                     SEC 1147 (7-97)
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